SECOND AMENDED AND RESTATED
PROMISSORY NOTE

$750,000.00	October 12, 2010
as amended and restated December 31, 2010
as amended and restated March 25, 2011
Atlanta, Georgia

FOR VALUE RECEIVED, Preferred Apartment Communities, Inc. ("PAC") promises to pay to the order of Williams Opportunity Fund, LLC or its assigns ("Holder") up to the aggregate principal sum of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00), or such sum as may be advanced and outstanding from time to time, in legal tender of the United States, with interest on the unpaid principal balance outstanding at the rate of 4.25% per annum (which is the current prime rate plus 1%), until paid in full.  The entire principal balance of this Second Amended and Restated Promissory Note (this "Note"), together with all accrued and unpaid interest thereon shall be due and payable to Holder at One Overton Park, 3625 Cumberland Blvd, Suite 400, Atlanta, GA 30339 or at such other place as Holder may designate in writing, on April 30, 2011 (the "Maturity Date").  In the event this Note is not paid with ten (10) days following the Maturity Date, interest on the then outstanding principal amount of this Note shall thereafter accrue at the rate of ten percent (10%) per annum until this Note is paid in full. TIME SHALL BE OF THE ESSENCE OF THIS NOTE.  PAC acknowledges and agrees that this Note contains the entire agreement between PAC and Holder regarding the indebtedness evidenced hereby and that there are no prior or contemporaneous agreements between PAC or any of its members and Holder limiting or affecting Holder’s right to demand payment under this Note at any time.

This Note is delivered in amendment and restatement of that certain Amended and Restated Promissory Note from PAC to Holder for deposits in the original principal amount of up to $1,000,000, dated December 31, 2010 (the “Existing Note”).  By PAC's execution and delivery, and Holder's acceptance of delivery from PAC, of this Note, this Note is deemed to amend, modify and restate the Existing Note and the Existing Note is hereby amended, modified and restated in its entirety as of March 25, 2011 (the "Effective Date"), so that, after the Effective Date, this Note shall constitute evidence of but one debt in the principal amount of up to $750,000.00 and the terms, covenants, agreements, rights, obligations and conditions contained in this Note shall supersede and control the terms, covenants, agreements, rights, obligations and conditions of the Existing Note; it being acknowledged and agreed, however, that any and all unpaid interest and charges accrued to the date hereof under the Existing Note shall remain due and payable, but under this Note, on the first date on which any payment of interest is due under this Note.  PAC and Holder agree that henceforth this Note shall serve as the original instrument evidencing the indebtedness referred to herein.  This Note shall not be deemed to constitute a novation, extinguishment or substitution of the indebtedness evidenced by the Existing Note.

Should this Note, or any part of the indebtedness evidenced hereby, be collected by law or through an attorney-at-law, PAC agrees to pay, and the Holder shall be entitled to collect, reasonable attorney's fees actually incurred, and all costs of collection, whether or not suit be brought.

PAC and Holder acknowledge and agree that the proceeds to be borrowed under this Note may be borrowed in multiple draws from time to time after the date hereof and shall be disbursed within two (2) business days after written request from PAC to Holder requesting disbursement under this Note.  Interest shall not accrue on proceeds disbursed under this Note until such time as such proceeds are actually advanced from Holder to PAC.

This Note may be prepaid at any time, and from time to time, in whole or in part, without premium or penalty, but with interest thereon through the date of prepayment.  Any payments on this Note shall first be applied to any costs and fees (including reasonable attorneys’ fees) actually incurred in connection with the collection of this Note, then to accrued but unpaid interest, and then to outstanding principal.

This is a revolving credit note.  PAC may borrow, repay and reborrow, and Holder may advance and readvance under this Note, respectively, from time to time, up to (but not including) the Maturity Date, so long as the total principal indebtedness outstanding at any one time under this Note does not exceed the principal amount stated on the face of this Note.  Holder's obligation to advance or readvance under this Note shall terminate if a default exists and is uncured under this Note.

Presentment for payment, demand, protest and notice of demand, protest and nonpayment and all other notices are hereby waived by the undersigned, who hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any statute of limitations, moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided by the Constitution and laws of the United States of America and of each state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.  This Note may not be changed orally, but only by an agreement in writing signed by Holder.

From time to time, without affecting the obligation of PAC to pay the outstanding principal balance of this Note and to observe the covenants of PAC contained herein, and without liability on the part of the Holder, Holder may, at the option of Holder and with or without the consent of PAC, extend the time for payment of said outstanding principal balance and interest accrued thereon, or any part thereof, reduce the payments thereon, release anyone liable on any of said outstanding principal balance, accept a renewal of this Note, modify the terms and time of payment of said outstanding principal balance and interest accrued thereon or join in any extension or subordination agreement, and agree in writing with PAC to modify the rate of interest or period of amortization of this Note or change the amount payable hereunder.  No one or more of such actions shall constitute a novation.

If from any circumstances whatsoever fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no way shall any exaction be possible under this Note that is in excess of the current limit of validity, but such obligation shall be fulfilled to the limit of validity.  Any payments charged to PAC or collected by Holder that would constitute interest in excess of any applicable legal limit shall be applied by Holder to the reduction of the unpaid principal amount due hereunder or, if said principal amount is fully paid, returned to PAC.

Notices and other communications pertaining to this Note shall be in writing and shall be deemed effectively given if delivered in person (including delivery by commercial courier service) or mailed U.S. certified mail, return receipt requested, postage prepaid, to PAC or Holder at the addresses listed below:

if to PAC:	Preferred Apartment Communities, Inc.
3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
Attention: Michael J. Cronin, Chief Accounting Officer

if to Holder:	Williams Opportunity Fund, LLC
3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
Attention: Leonard A. Silverstein, General Counsel

PAC hereby warrants, represents and covenants that no funds disbursed hereunder shall be used for personal, family or household purposes.

PAC is and shall be obligated to pay principal, interest and any and all other amounts which become payable hereunder absolutely and unconditionally and without any abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff.

This Note and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Georgia (excluding the laws applicable to conflicts or choice of law).  PAC hereby submits to personal jurisdiction and venue in the Superior Court of Cobb County, Georgia and waives any and all rights under Georgia law to object to jurisdiction and venue in the Superior Court of Cobb County, Georgia for the purposes of any action, suit, proceeding or litigation to enforce such obligations of PAC.

IN WITNESS WHEREOF, the undersigned has executed this Note under seal as of the Effective Date.

Preferred Apartment Communities, Inc.

By:	/s/ Leonard A. Silverstein (Seal)
Leonard A. Silverstein
Executive Vice President